Exhibit 10.1

AMENDMENT NO. 1

TO THE

FTI CONSULTING, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PLAN

(AMENDED AND RESTATED EFFECTIVE AS OF FEBRUARY 20, 2008)

WHEREAS, FTI Consulting, Inc. (the “Company”) maintains the FTI Consulting, Inc. Non-Employee Director Compensation Plan, amended and restated effective as of February 20, 2008 (the “Plan”);

WHEREAS, pursuant to Section 11 of the Plan, the Board of Directors of the Company (the “Board”) may at any time and from time to time, alter, amend, modify or terminate the Plan in whole or in part; and

WHEREAS, the Board desires to amend the Plan, effective as of the date hereof, as set forth herein.

NOW, THEREFORE, the Board takes the following action with regard to the Plan:

FIRST: Pursuant to Section 11 of the Plan, the Plan is hereby amended, effective as of the date hereof, by adding a new Section 7.1(e) of the Plan to read in full as follows:

“(e) In the event of a Non-Employee Director’s cessation of service at the expiration of the then-current term of directorship as a member of the Board due to the Company’s failure to re-nominate such Non-Employee Director for service on the Board (other than for cause (as determined by the Board in its good-faith discretion), or due to the request of such Non-Employee Director, or as a result of a voluntary resignation) or as a result of the Company’s stockholders failing to re-elect such Non-Employee Director for service on the Board (other than for cause (as determined by the Board in its good-faith discretion)), all unvested shares of Restricted Stock and all unvested Restricted Stock Units will immediately vest in full on the Termination Date.”

SECOND: Except as specifically amended hereby, the Plan is hereby ratified and confirmed in all respects and remains in full force and effect.

Final Approved by Board of Directors on 03.31.09

1